EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Third Quarter Earnings

West Point, Va., October 26, 2011—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today reported net income of $3.51 million for the third quarter of 2011, compared with $2.59 million for the third quarter of 2010.  Net income available to common shareholders for the third quarter of 2011 was $3.06 million, or 96 cents per common share assuming dilution, compared with $2.30 million, or 74 cents per common share assuming dilution, for the third quarter of 2010.  The corporation’s net income was $9.57 million for the first nine months of 2011, compared with $5.73 million for the first nine months of 2010.  Net income available to common shareholders for the first nine months of 2011 was $8.53 million, or $2.69 per common share assuming dilution, compared with $4.87 million, or $1.57 per common share assuming dilution, for the first nine months of 2010.

For the third quarter of 2011, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 15.86 percent and 1.42 percent, respectively, compared to 12.65 percent and 1.02 percent, respectively, for the third quarter of 2010.  For the first nine months of 2011, on an annualized basis, the corporation’s return on average common equity was 14.92 percent and its return on average assets was 1.28 percent, compared to a 9.19 percent return on average common equity and a 0.73 percent return on average assets for the first nine months of 2010.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“We are pleased to report the corporation’s third consecutive quarter-over-quarter increase in net income,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “The corporation’s 2011 third quarter financial performance resulted from a continuation of strong earnings at our consumer finance segment, modest profitability at our mortgage banking segment and a slight net loss at our retail banking segment.”

“For the consumer finance segment, increases in net income of $963,000 for the third quarter of 2011 and $2.6 million for the first nine months of 2011, over the comparable periods of 2010, was in part due to growth in the segment’s average loans of 17.3 percent for the third quarter of 2011 and 16.9 percent for the first nine months of 2011, as compared to the same periods of 2010, as well as sustained low funding costs on its variable-rate borrowings.  In addition, asset quality in this segment remains strong as a result of our prudent underwriting criteria for new loans and effective collection processes, which along with a higher recovery rate on sales of repossessed vehicles have resulted in lower charge-offs in 2011.”

“For the retail banking segment, its modest net losses for the third quarter and the first nine months of 2011 were improvements over the comparable periods of 2010,” said Dillon.  “These results included higher quarterly and year-to-date loan loss provisions in 2011 as we continued to focus our attention on proactively identifying risks within our loan portfolio.  In addition, the retail banking segment has experienced a decline in loans to non-affiliates during 2011 because demand for new loans has remained weak and competition for the limited loan demand has intensified.  Therefore, loan originations are not keeping pace with payments on existing loans, charge-offs and transfers to foreclosed properties.  In the coming months, it will be challenging to maintain the retail banking segment’s net interest margin at its current level if funds obtained from loan repayments and from deposit growth cannot be fully used to originate new loans and instead are reinvested in lower-yielding earning assets, and if the reduction in earning asset yields exceeds the interest rate decline in interest-bearing liabilities.”

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“The retail banking segment’s nonperforming assets decreased from $18.1 million at December 31, 2010 to $14.9 million at September 30, 2011,” continued Dillon.  “This decline was attributable to a $3.9 million net decrease in foreclosed properties.  Sales of foreclosed properties were $7.4 million during the first nine months of 2011.”

“For the mortgage banking segment, net income of $477,000 for the third quarter of 2011 was a slight decline from the comparable quarter of 2010.  However, net income for the first nine months of 2011 showed significant improvement over 2010.  The decline in third quarter 2011 results was primarily due to lower gains on sales of loans, which declined $583,000 as a result of lower loan origination and sales volumes.  The 2011 year-to-date results were similarly affected by lower gains on sales of loans, which declined $1.5 million.  However, the lower gains on sales of loans were mitigated by decreased expenses associated with loan indemnifications.  As we have previously disclosed, the mortgage banking segment reached an agreement with one of its largest purchasers of loans that resolved all known and unknown indemnification obligations related to loans sold to the purchaser prior to 2010.  This agreement has resulted in reduced provisions for indemnification losses since we entered into it in June 2010.”

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“Based upon the current short-term economic outlook, we believe that we will continue to have strong earnings at the consumer finance segment, modestly improving results at the retail banking segment conditioned upon asset quality improvement and net interest margin stability, and moderate profitability at the mortgage banking segment, with the corporation’s overall financial performance tempered by the effects of new and pending laws and regulations and the costs of complying with them,” concluded Dillon.

Retail Banking Segment.  C&F Bank reported a net loss of $217,000 for the third quarter of 2011, compared to a net loss of $333,000 for the third quarter of 2010.  For the first nine months of 2011, C&F Bank reported a net loss of $495,000, compared to a net loss of $646,000 for the first nine months of 2010.

Factors affecting the losses for the three months and the nine months ended September 30, 2011 were (1) decreases in average loans to non-affiliates to $406.00 million for the third quarter of 2011 from $423.41 million for the third quarter of 2010 and to $406.60 million for the first nine months of 2011 from $434.74 million for the first nine months of 2010 resulting from weak demand in the current economic environment, loan charge-offs and transfers of loans to foreclosed properties, (2) increases in loan loss provisions, (3) higher personnel costs principally attributable to the increasing complexity of routine compliance, regulatory and asset quality issues, and (4) higher occupancy expenses associated with depreciation and maintenance of technology investments related to expanding the banking products we offer to our customers and to improving our operational efficiency.  Partially offsetting these negative factors were an increase in activity-based interchange income, a decline in FDIC insurance premiums and a decline in write-downs associated with foreclosed properties.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The Bank’s nonperforming assets were $14.86 million at September 30, 2011, compared to $18.06 million at December 31, 2010.  Nonperforming assets at September 30, 2011 included $8.42 million in nonaccrual loans, compared to $7.77 million at December 31, 2010, and $6.44 million in foreclosed properties, compared to $10.30 million at December 31, 2010.  Troubled debt restructurings were $15.53 million at September 30, 2011, compared to $9.77 million at December 31, 2010.  The increase in troubled debt restructurings was primarily due to two commercial loan relationships totaling $5.45 million for which modified repayment schedules were negotiated.  While these relationships were also in nonaccrual status at September 30, 2011, the borrowers are servicing the loans in accordance with the modified terms.  Nonaccrual loans primarily consist of loans secured by residential properties and commercial loans secured by non-residential properties.  Specific reserves of $1.45 million have been established for nonaccrual loans.  Management believes it has provided adequate loan loss reserves for all of the retail banking segment’s loans.  Foreclosed properties at September 30, 2011 consist of both residential and non-residential properties.  These properties have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment.  For the quarter ended September 30, 2011, C&F Mortgage Corporation reported net income of $477,000, compared to net income of $656,000 for the quarter ended September 30, 2010.  For the first nine months of 2011, C&F Mortgage Corporation reported net income of $1.05 million, compared to a net loss of $124,000 for the first nine months of 2010.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

The decline in net income for the third quarter of 2011, as compared to the third quarter of 2010, was primarily attributable to lower gains on sales of loans, which were $4.28 million for the third quarter of 2011, compared to $4.87 million for the third quarter of 2010.  Loan origination volume for the third quarter of 2011 decreased to $154.65 million, compared to $201.82 million for the third quarter of 2010.  This decline was offset in part by lower production-based compensation, which is also related to lower mortgage loan originations in 2011.

The improvement in net income for nine months ended September 30, 2011, as compared to the same period in 2010, was primarily attributable to a decrease of $2.96 million in the provision for indemnification losses.  During the second quarter of 2010, the mortgage banking segment entered into an agreement with one of its largest investors that resolved all known and unknown indemnification obligations for loans sold to that investor prior to 2010.  As expected, with this agreement in place, there has been a reduction in indemnification expense in 2011.

Loan origination volume for the first nine months of 2011 decreased to $427.71 million from $545.18 million for the first nine months of 2010.  The decline in origination volume is a result of fluctuations in mortgage rates, a continued overall weakness in the housing market due to the challenging economic conditions and the expiration of the homebuyer tax credits, which were available during the first half of 2010.  Lower loan originations in 2011 resulted in lower gains on sales of loans, which were $11.78 million for the nine months ended September 30, 2011 compared to $13.29 million for nine months ended September 30, 2010, respectively.  In addition to the decline in gains on sales of loans, the mortgage banking segment’s earnings for the first nine months of 2011 included increases of $377,000 in non-production salaries expense in order to manage the increasingly complex regulatory environment and $104,000 in professional fees due to increased legal and compliance costs. Partially offsetting these revenue declines was lower production-based and income-based compensation for the nine months ended September 30, 2011, compared to the same period of 2010.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Consumer Finance Segment.  For the quarter ended September 30, 2011, C&F Finance Company reported net income of $3.37 million, compared to net income of $2.41 million for the quarter ended September 30, 2010.  For the first nine months of 2011, C&F Finance Company reported net income of $9.48 million, compared to net income of $6.90 million for the first nine months of 2010.

The increases in 2011 net income were a result of (1) increases in average loans outstanding of 17.30 percent and 16.93 percent for the three and nine months ended September 30, 2011, respectively, compared to the same periods of 2010, (2) the sustained low cost of the consumer finance segment’s variable-rate borrowings, and (3) decreases of $375,000 and $650,000 in the provision for loan losses for the third quarter and first nine months of 2011, respectively.  The reduction in the provision for loan losses for the three and nine months ended September 30, 2011 was attributable to lower charge-offs at the consumer finance segment resulting from well-defined underwriting criteria, effective collection processes and higher recovery rates on the sale of repossessed vehicles.  These items were partially offset by an increase in personnel costs of $190,000 and $572,000 for the three months and nine months ended September 30, 2011, respectively, which was a result of an increase in the number of personnel to manage the growth in loans outstanding, as well as higher variable compensation resulting from increased profitability, loan growth and portfolio performance.  The allowance for loan losses as a percentage of loans remained approximately the same, 7.89 percent at September 30, 2011, compared to 7.90 percent at December 31, 2010.  Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Capital and Dividends.  The corporation’s capital and liquidity positions remain strong.  While the corporation continues its participation in the TARP Capital Purchase Program (“CPP”), on July 27, 2011, it completed the redemption of $10.00 million of the $20.00 million of preferred shares issued to the United States Department of the Treasury under the CPP.  This redemption was accomplished using funds from existing financial resources of the corporation, thus resulting in no dilution to the corporation’s common shareholders for this redemption.  As a result of this redemption, annual preferred stock dividends will be reduced by $500,000.  However, the corporation accelerated the accretion of a portion of its preferred stock discount, the effect of which reduced net income available to common shareholders by approximately $213,000 in the third quarter of 2011.  Management and the Board of Directors continue to assess on-going participation in the CPP based upon the economic and regulatory environment and the corporation’s capital levels.

The corporation paid a quarterly cash dividend of 25 cents per common share during each of the first three quarters of 2011.  The Board of Directors of the corporation continues to review the dividend payout ratio, which was 25.77 percent and 27.57 percent of net income available to common shareholders during the third quarter and first nine months of 2011, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $23.35 per share on October 25, 2011.  At September 30, 2011, the book value of the corporation was $26.58 per common share.  The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc.  C&F Mortgage Corporation provides mortgage, title and appraisal services through 22 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey.  C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

C&F FINANCIAL CORPORATION

Wednesday, October 26, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Forward-Looking Statements.   Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management.  These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those anticipated by such statements.  Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, net interest margin, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations, capital levels and the corporation’s continued participation in the CPP, and the future economic, regulatory and employment environment.  Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in:  (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder and the effect of restrictions imposed on the corporation as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines.  Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance.  These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Balance Sheets	9/30/11	12/31/10	9/30/10
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$18,859	$2,530	$2,690
Investment securities - available for sale, at fair value	141,793	130,275	129,918
Loans held for sale, net	36,377	67,153	77,415
Loans, net:
Retail Banking segment	392,417	400,865	406,142
Mortgage Banking segment	2,302	2,568	2,659
Consumer Finance segment	228,202	203,311	197,342
Federal Home Loan Bank stock	3,798	3,887	3,887
Total assets	908,899	904,137	911,813
Deposits	637,366	625,134	621,493
Borrowings	159,424	164,140	169,345
Shareholders' equity	93,272	92,777	94,027

	For The		For The
	Quarter Ended		Nine Months Ended
Statements of Income	9/30/11	9/30/10	9/30/11	9/30/10
	(unaudited)		(unaudited)
Interest income	$18,918	$17,736	$54,919	$51,690
Interest expense	2,931	3,334	8,963	10,028
Provision for loan losses:
Retail Banking segment	2,000	1,450	4,550	4,050
Mortgage Banking segment	200	19	235	19
Consumer Finance segment	1,875	2,250	5,500	6,150
Other operating income:
Gains on sales of loans	4,282	4,865	11,778	13,292
Other	2,858	2,959	7,936	7,608
Other operating expenses:
Salaries and employee benefits	7,965	8,811	24,887	25,474
Other	5,958	5,993	16,713	19,128
Income tax expense	1,616	1,117	4,220	2,008
Net income	3,513	2,586	9,565	5,733
Net income available to common shareholders	3,055	2,298	8,528	4,872
Earnings per common share - assuming dilution	0.96	0.74	2.69	1.57
Earnings per common share - basic	0.97	0.74	2.72	1.58

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/11	9/30/10	9/30/11	9/30/10
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$(217)	$(333)	$(495)	$(646)
Net income (loss) - Mortgage Banking	477	656	1,046	(124)
Net income - Consumer Finance	3,371	2,408	9,481	6,898
Net loss - Other and Eliminations	(118)	(145)	(467)	(395)
Mortgage loan originations - Mortgage Banking	154,648	201,821	427,710	545,176
Mortgage loans sold - Mortgage Banking	160,761	188,024	458,486	496,517

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/11	9/30/10	9/30/11	9/30/10
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$12,486	$11,932	$21,295	$14,082
Investment securities - available for sale, at amortized cost	135,506	122,717	134,228	120,464
Loans held for sale	34,221	52,742	32,292	39,608
Loans:
Retail Banking segment	405,946	423,408	406,601	434,736
Mortgage Banking segment	2,697	2,824	2,752	2,703
Consumer Finance segment	246,329	210,007	235,509	201,417
FHLB stock	3,818	3,887	3,853	3,887
Total earning assets	841,003	827,517	836,530	816,897

Time, checking and savings deposits	535,812	524,507	535,505	518,434
Borrowings	159,743	169,092	159,720	168,294
Total interest-bearing liabilities	695,555	693,599	695,225	686,728
Demand deposits	95,691	91,627	92,409	88,961
Shareholders' equity	93,995	92,662	95,135	90,643

Asset Quality	9/30/11	12/31/10	9/30/10
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$8,416	$7,765	$6,755
Nonaccrual loans - Mortgage Banking	104	-	-
Real estate owned** - Retail Banking	6,442	10,295	11,159
Real estate owned** - Mortgage Banking	-	379	414
Total nonperforming assets	$14,962	$18,439	$18,328
Accruing loans past due for 90 days or more	$2	$1,030	$557
Troubled debt restructurings*	$15,527	$9,769	$3,657
Total loans - Retail and Mortgage Banking segments	$407,767	$414,831	$418,613
Allowance for loan losses - Retail and Mortgage Banking segments	$13,048	$11,398	$9,812
Nonperforming assets to loans and real estate owned	3.61%	4.33%	4.26%
Allowance for loan losses to loans	3.20%	2.75%	2.34%
Allowance for loan losses to nonaccrual loans	153.15%	146.79%	145.26%
Net charge-offs to average loans	1.02%	0.97%	1.02%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $6.78 million at 9/30/11, $402 thousand at 12/31/10, and zero at 9/30/10.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$595	$151	$340
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$247,745	$220,753	$214,265
Allowance for loan losses	$19,542	$17,442	$16,923
Nonaccrual consumer finance loans to total consumer finance loans	0.24%	0.07%	0.16%
Allowance for loan losses to total consumer finance loans	7.89%	7.90%	7.90%
Net charge-offs to average total consumer finance loans	1.92%	2.89%	2.77%

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/11	9/30/10	9/30/11	9/30/10
	(unaudited)		(unaudited)
Annualized return on average assets	1.42%	1.02%	1.28%	0.73%
Annualized return on average common equity	15.86%	12.65%	14.92%	9.19%
Dividends declared per common share	$0.25	$0.25	$0.75	$0.75
Weighted average common shares outstanding - assuming dilution	3,174,369	3,096,990	3,166,930	3,099,442
Weighted average common shares outstanding - basic	3,141,926	3,089,211	3,132,332	3,082,384
Market value per common share at period end	$23.34	$18.48	$23.34	$18.48
Book value per common share at period end	$26.58	$23.97	$26.58	$23.97
Price to book value ratio at period end	0.88	0.77	0.88	0.77
Price to earnings ratio at period end (ttm)	6.95	11.07	6.95	11.07